Exhibit 99.1
PRESS RELEASE

For more information contact:	FOR IMMEDIATE RELEASE
Joseph M. Murphy,
President & CEO
(207) 288-3314
jmurphy@bhbt.com
Bar Harbor Bankshares Announces Receipt of $18.751 Million in United States Treasury Investment Under CPP Initiative
Bar Harbor, ME January 16, 2009—Bar Harbor Bankshares (NYSE Alternext US: BHB), announced today that it has completed the issuance and sale of $18.751 million in preferred stock to the U.S Treasury in conjunction with its previously announced approval for participation in the U.S. Treasury’s Capital Purchase Program (“CPP”). The CPP is a voluntary program designed by the U.S. Treasury to provide additional capital to healthy, well-capitalized banks, to help provide economic stimulus through the creation of additional lending capacity in local banking markets.
The Company issued to the U.S. Treasury 18,751 shares of non-voting senior preferred stock as well as a related 10-year warrant to purchase 104,910 shares of the Company’s common stock. The U.S. Treasury’s investment in the Company was made on terms and conditions consistent with those applicable to publicly traded stock institutions which U.S. Treasury has made available on its website, www.ustreas.gov, concerning the CPP.
The Company’s Tier 1 risk-based capital ratio was 10.10% as of September 30, 2008, above the “well capitalized” threshold of 6%. The investment by U.S. Treasury through the CPP raises the Company’s Tier 1 risk-based ratio to approximately 13.10%.
In making the announcement, Joseph M. Murphy, President & CEO of the Company, stated that, “We are pleased to complete this investment with the U.S. Treasury. Our participation in the CPP increases our already strong capital position and strengthens our capacity to provide credit opportunities to the small businesses, households and communities we serve. We are committed to doing our best to prudently stimulate economic activity in our local markets and help rebuild confidence in Maine’s economy.”
About Bar Harbor Bankshares
Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving down east and mid coast Maine

FORWARD LOOKING STATEMENTS
This press release contains certain forward-looking statements with respect to the business of the Company for which it claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like “expects,” “plans,” “believes,” and other words of similar meaning. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding the Company’s participation in Capital Purchase Program. These forward-looking statements involve numerous risks and uncertainties, including, without limitation that, local market or other factors may impact the Company’s ability to use the proceeds derived from Treasury’s investment in the ways currently anticipated by Company management. One or more of these factors could affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments
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